SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Separation Agreement and Release of Claims (this “Agreement”) is entered into as of the date last written below by and between SeaChange International, Inc. (the “Company” or “SeaChange”) and William C. Styslinger, III (“Executive”) (individually, a “Party,” and collectively, the “Parties”).  The Parties hereby agree as follows:

1.           Resignation from Employment; Benefits.  The Parties acknowledge and agree that Executive has resigned from employment with the Company, effective December 8, 2011 (the “Separation Date”).   Between the date Executive signs this Agreement and the Separation Date (the “Transition Period”), Executive will perform such duties and responsibilities as the Company’s Board of Directors (the “Board”), or its individual members as so designated, may request, but shall not otherwise perform any work for or on behalf of the Company.

Executive will be paid no later than the next regular payroll date that falls on or after the Separation Date for all base salary earned through the Separation Date, together with all accrued but unused paid vacation time as of the Separation Date.  Following the Separation Date, Executive agrees that he is not entitled to any salary, bonus, equity or other compensation from SeaChange, except as expressly set forth herein.

For the period subsequent to the Separation Date, Executive may be eligible to elect continued group health and dental insurance coverage pursuant to the federal law known as COBRA.  Notification of Executive’s COBRA rights will be sent under separate cover.  Effective on the Separation Date, Executive’s entitlement to or participation in any and all other Company benefits, benefit plans, policies or programs shall cease, except as expressly set forth herein.

2.           Resignation from Other Positions; Transfer of Subsidiary Interests.  Executive shall resign from all officer, director and other positions with SeaChange and all of its subsidiaries (including but not limited to his positions as Chief Executive Officer and as member and Chairman of the Board of Directors of SeaChange) effective on the Separation Date. Executive hereby sells, transfers and assigns to the Company, for consideration of $1.00 in the aggregate, each of Executive’s shares of capital stock or other equity interests of any of the Company’s subsidiaries (including without limitation SeaChange Philippines Corporation and SeaChange Telekomunikasyon Hizmetleri Anonim Sirekti).

3.           Severance.  In consideration of Executive’s execution and non-revocation of this Agreement, the Company will

a.
pay Executive an amount equal to two times his current annual base salary, or a total of $950,000, less applicable taxes and withholdings (the “Severance Pay”), to be paid in twelve equal monthly installments in accordance with the Company’s regular payroll practices, commencing on the first regular payroll date coinciding with or next following December 8, 2011 and concluding twelve (12) months thereafter (the “Severance Period”);

b.
pay for twenty-four (24) months of Executive’s coverage under comparable medical and dental benefit plans to those by which Executive was covered immediately prior to the Separation Date (“Benefits Continuation”).  For the first eighteen months following the Separation Date, this coverage shall be provided via Executive’s election of continued COBRA coverage under the Company’s benefits plans.  Thereafter, the Company shall pay the reasonable cost of Executive’s coverage under comparable individual health and dental plans, unless and until Executive is eligible for coverage under health or dental plans either through his own employment or that of his spouse. Notwithstanding the provisions set forth above in this Section 3(b), if the Company determines at any time in its sole discretion that it cannot provide or continue to provide all or any portion the Benefits Continuation without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or the terms of the applicable insurance policy, the Company shall in lieu of providing the Benefits Continuation pay to the Executive for each of the remaining twenty-four (24) months a taxable cash payment equal to the COBRA premium determined for the first month of COBRA coverage (the “Taxable Payments”).  Such Taxable Payments shall be paid monthly on the first regular Company payroll date of each applicable month for the remainder of the twenty-four (24) month period.  For the avoidance of doubt, the Taxable Payments may be used by the Executive for any purpose, including, but not limited to continuation coverage under COBRA;

c.
waive any continuing employment requirement applicable to any unvested restricted stock units previously granted to Executive that are outstanding on the Separation Date notwithstanding Executive’s separation from employment, which restricted stock units shall remain subject to the same vesting and payment schedule to which they were subject immediately prior to execution of this Agreement (the “RSU Vesting”);

d.
in the event that a Change in Control (as defined in Amended and Restated Change-in-Control Severance Agreement, as amended (the “CIC Agreement”)) occurs after December 8, 2011 but on or before September 30, 2012, provide Executive with a lump-sum payment in an amount equal to the difference between the sum of the cash value of the 2012 Bonus (whether paid in RSUs or cash, and assuming, for this purpose, that if Executive has elected to receive payment of the 2012 Bonus in cash, he shall nevertheless be deemed to have received 100% of the fair market value of the RSUs awarded under the 2012 Bonus)  and the Severance Pay, on the one hand, and the cash value of the compensation set forth in Sections 2.2(a)(i) and (ii) of the CIC Agreement, on the other, less applicable taxes and withholdings (the “CIC Payment”).  This payment shall be made on the business day coinciding with or next following the date that is thirty (30) days after the closing of the triggering Change in Control.  In addition, in the event of such a Change in Control, all unvested RSUs then held by the Executive shall immediately vest in full as provided in Section 2.1(b) of the CIC Agreement.  Additionally, in the event a Change in Control as defined in the CIC Agreement occurs at any time on or before September 30, 2012, Executive, if so requested by the Board, shall execute and deliver to the Company a voting and support agreement in a form satisfactory to the Company. Executive acknowledges and agrees that the Severance Pay, Benefits Continuation, RSU Vesting, and CIC Payment (the “Severance Benefits”) are being provided in exchange for his assent to the terms of this Agreement and are not amounts or benefits to which he is otherwise entitled.

Notwithstanding the foregoing, if, on or before December 8, 2011,  the Company enters into a definitive agreement providing for a Change in Control within the meaning of the CIC Agreement, and if that Change in Control is thereafter consummated such that Executive is entitled to compensation and benefits under the CIC Agreement, Executive shall be entitled only to such compensation and benefits set forth in the CIC Agreement, and not to any compensation or benefits set forth in Sections 3 or 4 herein.  However, in that event, the remainder of this Agreement (not including Section 3 or 4 herein) shall remain in full force and effect.

4.           Bonus; Equity.

a.
Fiscal Year 2012 Bonus.  Pursuant to the terms of the Company’s fiscal year 2012 compensation and bonus plans (the “2012 Plans”), Executive shall remain eligible for a target bonus of 125,000 restricted stock units (RSUs) and additional RSUs with a value of $330,000 (the “2012 Bonus”), in accordance with and subject to the terms and conditions of the 2012 Plans.  The 2012 Bonus (if earned) shall be paid at such time and under such terms as would have applied under the terms of the 2012 Plans and the Company’s regular practices had the Executive remained actively employed at the Company; provided that the Executive shall have the right to elect to receive any earned 2012 Bonus in cash in lieu of RSUs, in an amount equal to 70% of the fair market  value of the RSUs he would have received as his 2012 Bonus, less applicable taxes and withholdings, such fair market value to be determined as of the date of approval of such 2012 Bonus by the Board of Directors.  Executive shall inform the Company no later than ten (10) days prior to the regular payout date of the Bonus if he wishes to elect the cash payment in lieu of RSUs.  Executive acknowledges and agrees that he is not eligible for any other bonus compensation for the fiscal year 2012 other than the 2012 Bonus, and that he has been paid all bonuses and compensation earned by him in fiscal years prior to 2012.

b.
Equity.  The Parties acknowledge and agree that Executive’s equity awards as of the Separation Date under the Company’s Amended and Restated 2005 Equity Compensation and Incentive Plan and 2011 Compensation and Incentive Plan (the “Equity Plans’) are as set forth in Exhibit A hereto.  Executive’s options and restricted stock units shall continue to be governed by the terms and conditions set forth in the Equity Plans, which shall continue in full force and effect following execution of this Agreement, except to the extent expressly modified in Section 3(c) above or in this Section 4(b).

In accordance with the Equity Plans, Executive shall have ninety (90) days following the Separation Date to exercise any vested but unexercised stock options.  Any unvested stock options shall be forfeited on the Separation Date, in accordance with the Equity Plans.

Executive currently has 191,004 unvested RSUs (the “Unvested RSUs”).  All such Unvested RSUs will continue to vest following the Separation Date pursuant to Section 3(c) above.

Under Paragraph 8(d) of the Corporate Governance Guidelines, Executive is prohibited from selling any Company stock for a period of ninety (90) days following the Separation Date.

5.           Section 409A Compliance. It is the intention of the parties that this Agreement comply with and be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended and the United States Department of Treasury regulations and other guidance issued thereunder (collectively, “Section 409A”).  Each payment in a series of payments provided to the Executive pursuant to this Agreement will be deemed a separate payment for purposes of Section 409A.  If any amount payable under this Agreement upon a termination of employment is determined by the Company to constitute nonqualified deferred compensation for purposes of Section 409A (after taking into account the short-term deferral exception and the involuntary separation pay exception of the regulations promulgated under Section 409A which are hereby incorporated by reference), such amount shall not be paid unless and until the Executive's termination of employment also constitutes a “separation from service” from the Company for purposes of Section 409A.  In the event that the Executive is determined by the Company to be a “specified employee” for purposes of Section 409A at the time of his separation from service with the Company, any payments of nonqualified deferred compensation (after giving effect to any exemptions available under Section 409A) otherwise payable to the Executive during the first six (6) months following his separation from service shall be delayed and paid in a lump sum upon the earlier of (x) the Executive’s date of death, or (y) the first day of the seventh month following the Executive’s separation from service, and the balance of the installments (if any) will be payable in accordance with their original schedule.

6.           Releases of Claims.

a.
Executive, on behalf of himself and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, voluntarily releases and discharges SeaChange International, Inc. and each of its predecessors, successors, subsidiaries, investors and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, consultants, representatives, insurers, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Executive has, claims to have, ever had, or ever claimed to have had against Releasees through the date last written below.  This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and separation from employment with SeaChange; all Claims relating to Executive’s positions and duties with SeaChange; all Claims relating to Executive’s equity and other rights as to SeaChange; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any similar applicable state laws; and all other statutory or common law Claims.  Executive also waives any Claim for reinstatement, attorneys’ fees, interest, or costs, and all Claims for wages, bonuses, severance, equity or other compensation, provided that this Release shall not be construed to impair (i) any rights pursuant to any qualified retirement or welfare benefit plan maintained by the Company, (ii) any rights to be indemnified by the Company pursuant to the Company’s articles of incorporation or bylaws, applicable law, or rights under any Company D & O policy, or (iii) Executive’s rights under this Agreement.  Additionally, nothing in this Agreement shall be interpreted to prohibit Executive from filing an age discrimination claim with any anti-discrimination agency, or from participating in an age discrimination investigation or proceeding conducted by any such agency.  However, by signing this Agreement, Executive acknowledges that he is waiving any and all rights to money damages and any other relief that might otherwise be available should he or any other entity pursue claims against the Releasees.

b.
The Company, on behalf of itself and its predecessors, successors, subsidiaries, investors and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, consultants, representatives, insurers, attorneys, affiliates, and any other related entities; and all persons acting by, through, under, or in concert with any of them, voluntarily releases and discharges Executive and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns (any and all of which are referred to as “Executive Releasees”), from any and all Claims which the Company has, claims to have, ever had, or ever claimed to have had against Executive Releasees through the date last written below.  This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and separation from employment with SeaChange; all Claims relating to Executive’s positions and duties with SeaChange; all Claims relating to Executive’s equity and other rights as to SeaChange; and all other statutory or common law Claims; provided that (i) nothing in this Agreement shall be construed to impair the Company’s rights under this Agreement or any agreement referenced in Section 17 below; and (ii) notwithstanding the foregoing, the Company shall retain the right to pursue and proceed with any Claims relating to events, actions or inactions for which the Executive would not be indemnified under applicable law or under any indemnification agreements or policies applicable to the Executive.

7.           Non-Filing of Complaint or Charges.  Executive represents that he has not filed any complaint or charge against any of the Releasees with any local, state or federal agency or court, or assigned any of the Claims released in Section 6(a) to any third party.  The Company represents that it has not filed any complaint or charge against any of the Executive Releasees with any local, state or federal agency or court, or assigned any of the Claims released in Section 6(b) to any third party.

8.           Confidentiality; Intellectual Property.

a.
The Executive agrees that he will not at any time, directly or indirectly, disclose or use any Confidential Information (as hereinafter defined), except to the extent required by law (but only after the Executive has provided the Company with reasonable notice and opportunity to take action against any legally required disclosure).  As used herein, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of the Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to the Company and including any information of others that the Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Executive.

b.
All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Executive, either alone or in conjunction with others, at any time or at any place during the Executive’s employment with the Company, whether or not reduced to writing or practice during such period of employment, which relate to the business in which the Company is engaged or, to the knowledge of the Executive, in which the Company intends to engage, shall be and hereby are the exclusive property of the Company without any further compensation to the Executive.  In addition, without limiting the generality of the prior sentence, all Developments which are copyrightable work by the Executive are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

c.
If any Development is not the property of the Company by operation of law, this Agreement or otherwise, the Executive will, and hereby does, assign to the Company all right, title and interest in such Development, without further consideration, and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Development.  The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the USA or any foreign country which the Company desires to file and relates to any Development.  The Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as such Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Executive’s death or incapacity), to act for and in the Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, other intellectual property registrations or filings, or such other similar documents with the same legal force and effect as if executed by the Executive.

9.           Nonsolicitation and Noncompetition.  The Executive agrees that, during the Transition Period and for twelve (12) months following the Separation Date, he will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as the owner of less than 1% of the stock of a publicly traded company), partner, member or other owner or participant in any business entity:

a.
solicit away from the Company or endeavor to entice away from the Company, or otherwise interfere with the business relationship of the Company with, any person or entity who is, or was within the one year period immediately prior thereto, (i) employed by, associated with or a consultant to the Company, or (ii) a customer, prospective customer, dealer, distributor or client of, supplier, vendor or service provider to, or other party having business relations with, the Company;

b.	engage in, perform work for, or participate or assist in any business conducted anywhere in the United States that competes with any business in which the Company is engaged as of the Separation Date.

10.           Return of Information and Property.  Executive represents and warrants that he has either returned or will return to Kevin Bisson, Chief Financial Officer, on or before the Separation Date any and all Company property and documents; provided that (a) Executive shall be permitted to retain his current cell phone number, although all Company-paid services relating to his cell phone and the devices listed in Section 10(b) shall cease on the Separation Date; and (b) the Company shall return to Executive his current iPhone, iPad, and Macbook laptop once the Company has removed all Company information and data from such devices.  Executive further agrees that on and after the Separation Date, he will not for any purpose attempt to access or use any SeaChange computer or computer network or system, including its servers and electronic mail system.  Executive also represents that he has left intact all of the Company’s electronic files, including those that he developed or helped develop during his employment with the Company.

11.           Cooperation.  During the Transition Period and the Severance Period, Executive agrees that upon request by SeaChange, he shall provide, at mutually agreeable times and in reasonable amounts, assistance to and cooperation with SeaChange in order to ensure a smooth transition of his duties and responsibilities.

During the Severance Period and at all times thereafter, Executive agrees to cooperate fully with SeaChange in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of SeaChange or its predecessors, subsidiaries, affiliates or any of their current or former partners, investors, agents, employees, officers, or directors and which relate to events or occurrences that transpired or are alleged to have transpired during his employment or affiliation with SeaChange.  Such cooperation shall include, without implication of limitation, being available to meet at mutually agreeable times with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by SeaChange.

12.           Non-Disparagement.  Executive agrees not to make any statement, written or oral, which disparages SeaChange or any of its services, subsidiaries, affiliates, shareholders, investors, partners, members, directors, officers, employees, or agents.  Executive further agrees not to make any statement or take any action which has the intended or foreseeable effect of harming SeaChange.  For its part, the Company agrees that (i) neither its current President nor its current Board members shall make any statement, written or oral, which disparages Executive; and (ii) the Company shall not include any written statements that disparage the Executive in any official public Company announcement.

Nothing in this Section or in Section 8 herein shall prohibit either Party from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or from making any truthful disclosure required by law; provided, however, that in the event of such a disclosure, each Party agrees to provide advance written notice to the non-disclosing Party of his/its intent to make such disclosures and provided that best efforts will be used by the Parties to ensure that this Section and Section 8 are complied with to the maximum extent possible.  Moreover, nothing herein shall prevent Executive from participating in any proceeding before any federal or state administrative agency to the fullest extent permitted by applicable law, provided that he will be prohibited to the fullest extent authorized by law from obtaining monetary damages and any other relief in any agency proceeding in which he does so participate.

13.           Accord and Satisfaction.  It is expressly agreed that the payments and benefits set forth in this Agreement, together with all other payments and benefits previously provided to Executive by SeaChange, are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of the Releasees to Executive.  SeaChange agrees that Executive’s undertakings in this Agreement are complete payment, settlement, satisfaction and accord with respect to all obligations and liabilities of Executive to SeaChange.

14.           Further Assurances.  The Parties agree to execute, acknowledge (if necessary), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement.

15.           Remedy for Breach.  Executive understands and agrees that SeaChange may terminate his continued eligibility for the Severance Pay, Benefits Continuation, CIC Payment and/or 2012 Bonus if he violates this Agreement. In addition, in the event any legal authority determinates that Executive has violated this Agreement, the Company may also recover or retract any Severance Benefits and/or 2012 Bonus provided to Executive after the first date of such violation.  The Parties further agree that a breach of Sections 7, 8, 9, 10, 11 and/or 12 (and the first paragraph of Section 1) herein would result in irreparable harm to the non-breaching Party, that money damages would not provide an adequate remedy, and, therefore, that in addition to any other rights that the non-breaching Parties may have, the non-breaching Party shall have the right to specific performance and injunctive relief in the event of a breach any of those Sections of this Agreement.  In addition, in the event of any violation of those Sections of this Agreement, the non-breaching Party shall be entitled to recover its attorneys fees and costs incurred in connection with any efforts to enforce its rights under this Agreement.

16.           Voluntary Waiver and Acknowledgement.  Executive acknowledges that he has had the opportunity to consult with the attorney of his choice in connection with executing this Agreement, and that he has been given the opportunity, if so desired, to consider this Release for twenty-one (21) days before executing it.  If Executive does not sign this Agreement and return it to Kevin Bisson, Chief Financial Officer, at the Company’s principal business address so that it is received within twenty-one (21) days of the Separation Date, it will not be valid.  In the event that Executive executes this Release within less than 21 days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire 21-day period.  Any change to this Agreement, whether material or otherwise, will not re-start this 21-day period.

The Parties acknowledge that, for a period of seven (7) days from the date that Executive signs this Agreement (the “Revocation Period”), he will retain the right to revoke this Agreement by written notice to Kevin Bisson, Chief Financial Officer, at the Company’s principal business address, received before the end of the Revocation Period, and that this Agreement will not become effective or enforceable until the expiration of the Revocation Period.

Executive agrees that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.  Executive further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by any of the Releasees with regard to the subject matter, basis or effect of this Agreement.

17.           Entire Agreement.  With the exception of the 2012 Plans, the Equity Plans and the Corporate Governance Guidelines, all of which shall survive in full force and effect except as expressly amended herein, this Agreement constitutes the entire understanding and agreement of the Parties regarding the matters set forth herein and supersedes any prior communications, agreements and understandings, written or oral, with respect to the matters set forth herein (including but not limited to all provisions of the Employment Agreement except Article III).

18.           Other Terms.  This Agreement may be modified only by a written agreement signed by Executive and an authorized officer of SeaChange.  The waiver by any party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  This Agreement may be executed in separate counter-parts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.  This Agreement shall be governed by and construed in accordance with the laws of the state of Massachusetts without regard for the conflict of laws principles thereof.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties.  This Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Executive or any of the Releasees.  If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected and shall be enforced to the maximum extent permitted by law.  This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns, except that Executive’s obligations herein are personal and may not be assigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last written below.

/s/ William C. Styslinger, III	November 29, 2011
WILLIAM C. STYSLINGER, III	DATE

SEACHANGE INTERNATIONAL, INC.

By /s/ Kevin M. Bisson	November 29, 2011
Name: Kevin M. Bisson	DATE
Title: CFO